EMPLOYMENT AGREEMENT


                  AGREEMENT made as of this 24th day of April, 1996, by and between COMPUTER-AIDED SOFTWARE INTEGRATION, INC., a Delaware corporation with its principal office at 12477 West Cedar Drive, Suite 201, Lakewood, Colorado 80228 ("CASI"), and DAVID H. TOBEY, residing at 10 Mt. Tamalpais Port, Clayton, California 94517 (the "Executive") and GLASGAL COMMUNICATIONS, INC., a Delaware corporation with its principal office at 151 Veterans Drive, Northvale, New Jersey 07647 ("Glasgal").

                              W I T N E S S E T H :

                  WHEREAS, Glasgal Communications, Inc. ("Glasgal") became the owner of 800 shares of Common Stock of CASI representing 80% of the issued and outstanding capital stock of CASI pursuant to a Stock Purchase Agreement relating to such purchase dated as of February 15, 1996 (the "Stock Purchase Agreement");

                  WHEREAS, simultaneously with the execution of this Agreement, the parties hereto shall enter into a stockholders' agreement (the
"Stockholders' Agreement") and a registration rights agreement (the "Registration Rights Agreement");

                  WHEREAS, prior to the acquisition by Glasgal of such shares of Common Stock of CASI, the Executive owned 100% of the issued and outstanding shares of the capital stock of CASI;

                  WHEREAS, CASI and the Executive have agreed to modify and formally document their existing long-term employment relationship for their mutual benefit and are desirous of setting out the terms and conditions hereof;

                  NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties covenant and agree as follows:

                  1. EMPLOYMENT OF EXECUTIVE. CASI hereby employs Executive as its President and Chief Executive Officer, to perform, in accordance with the By-laws of CASI, the Initial Business Plan (as defined in the Stock Purchase Agreement) and the Initial Business Plan as amended and approved annually by the Board of Directors of CASI (the "Annual Business Plan"), the duties and responsibilities incident to such offices, subject at all times to the control and direction of the Board of Directors of CASI (the "Board of Directors").

                  2. ACCEPTANCE OF EMPLOYMENT; TIME AND ATTENTION. Executive hereby accepts such employment and agrees that throughout the Term (as hereinafter defined), he will devote such full time, attention (a minimum of 1,800 hours per year), knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of CASI as are necessary to perform the duties and responsibilities assigned to him pursuant to Section 1 hereof. As President and Chief Executive Officer, the Executive shall control all of the day-to-day operations of CASI including, without limitation, the ability to hire and terminate all employees. The Executive shall also perform such specific duties and shall exercise such specific authority related to the management of the day-to-day operations of CASI as may be assigned to the Executive from time to time by the Board of Directors and which are reasonably requested to be performed by the Executive as President and Chief Executive Officer. The Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions and restrictions as CASI shall from time to time establish.

                  3. TERM. Except as otherwise provided herein, the Executive's employment hereunder shall commence as of January 1, 1996 and shall terminate on April 30, 2001 unless earlier terminated in accordance with Section 12 hereof (the "Initial Term"), and shall automatically renew for one (1)-year periods unless CASI or the Executive provide to the other written notice of nonrenewal during the ninety (90) day period ended thirty (30) days immediately prior to the expiration of the Initial Term or any renewal thereof (the Initial Term and any such renewal thereof are hereinafter collectively referred to as the "Term").

                  4. COMPENSATION. As full compensation for his services CASI shall pay to the Executive the following:

                  (a) an initial base salary at the rate of one hundred fifty thousand ($150,000) dollars ("Base Salary") commencing as of January 1, 1996, for the first year of his employment. For each year thereafter, the Base Salary will be increased by the percentage increase in the United States consumer price index ("CPI") published by the United States Department of Labor, at January 1 of such year over the CPI at January 1 of the prior year; provided, further, that the Board of Directors shall review the Base Salary annually for increases, but shall have no obligation to increase the Base Salary. Such compensation shall be payable in equal monthly installments. All compensation paid to Executive shall be subject to withholding and other employment taxes imposed by applicable law.

                  (b) incentive compensation in an amount in cash equal to (i) 15% of gross earnings for the period February 15, 1996 through April 30, 1996 and for each of the six month periods ended October 31, 1996 and April 30, 1997; and (ii) 30% of gross earnings for each of the six month periods ended October 31, 1997, April 30, 1998, October 31, 1998, April 30, 1999, October 31, 1999,
April 30, 2000, October 31, 2000 and April 30, 2001 (together, the "Bonus Payments"). For purposes of this Agreement, gross earnings is defined as the net income of CASI for the period plus any expenses relating to interest or income taxes or amortization of goodwill as a result of the transactions consummated pursuant to the Stock Purchase Agreement, and plus expenses relating to any inter-company allocation of general and administrative expense (or other expense allocation) from Glasgal or its affiliates, except as provided in the Initial Business Plan, the Annual Business Plan or as otherwise approved by the Executive. The Bonus Payments may not exceed an aggregate of $1.5 million. In addition, if in any fiscal year the Executive receives a Bonus Payment with respect to the first six (6) months of the fiscal year and gross earnings are less than zero (0) (the "Negative Gross Earnings") in the second six months of the fiscal year, then gross earnings in the next six month period shall begin at the amount of the Negative Gross Earnings (rather than zero(0)).

                  5. ADDITIONAL BENEFITS. In addition to the compensation set forth in Section 4 hereof, the Executive (and his family) shall be entitled to participate in any benefits, including, without limitation, health insurance, life insurance, retirement plans and executive thrift and stock option plans on terms as favorable to those benefits generally available to the senior executive officers of Glasgal that may be in effect from time to time during the Term. In the alternative, the Executive may (at his option) choose to receive the same level and type of benefits provided by CASI on the date hereof. In such case, CASI shall continue to make available to the Executive, during the Term, all employee benefits to which the Executive was entitled prior to the date hereof. Glasgal shall use its best efforts to obtain disability insurance for the senior executives of Glasgal and its subsidiaries (including the Executive) on commercially reasonable terms.

                  6. REIMBURSEMENT OF EXPENSES. CASI shall reimburse the Executive in accordance with its applicable policies for all expenses reasonably incurred by Executive in connection with the performance of his duties hereunder and the business of CASI, upon the submission to CASI appropriate receipts or vouchers.

                  7. VACATION. Executive shall be entitled to four (4) weeks' paid vacation in respect of each twelve (12) month period during the Term, such vacation to be taken at times mutually agreeable to the Executive and the Board of Directors. In the event that Executive requests vacation time and such vacation request is denied by the Board of Directors, CASI shall, at its option, either (i) carry forward any unused vacation time into the next calendar year or
(ii) pay the Executive a pro rata portion of his Base Salary for any unused vacation time.

                  8. RESTRICTIVE COVENANT. In consideration of CASI's entering into this Agreement, the Executive agrees that while the Executive is an employee of CASI and for a period of two (2) years thereafter, he will not:

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
                  (i) directly or indirectly own, manage, operate, join, control, participate in, invest in, lend money to, guarantee the debts or obligations of or otherwise be connected with, in any manner, whether as an officer, director, employee, partner, investor or otherwise, any business entity that is engaged in the business of designing, developing and marketing software that functions substantially the same as software then marketed or developed by CASI at the time of termination of the Executive's employment hereunder;

                  (ii)  for   himself   or  on  behalf  of  any  other   person,
partnership, corporation or entity, call on any customer of CASI for the purpose of soliciting, diverting or taking away any customer from CASI;

                  (iii) induce, influence, or seek to induce or influence, any person engaged as an employee, representative, agent, independent contractor or otherwise by CASI, to terminate his or her relationship with CASI; or

                  (iv) at any time utilize for any commercial purpose a name incorporating the words "Computer-Aided Software Integration", or words or expressions likely to be confused therewith, or which shall be likely to lead to confusion with the business conducted by CASI.

                  Nothing herein contained shall be deemed to prohibit the Executive from investing his funds in securities of an issuer if the securities of such issuer are listed for trading on a national securities exchange or are traded in the over-the-counter market and the Executive's holdings therein represent less than 5% of the total number of shares or principal amount of the securities of such issuer outstanding.

                  The Executive acknowledges that the provisions of this Section 8 are reasonable and necessary for the protection of CASI, and that each provision, and the period or periods of time, geographic areas and types and scope of restrictions on the activities specified herein are, and are intended to be, divisible. If any provision of this Section 8, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

                  9. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of CASI, its parent and any of its affiliates all information, knowledge and data relating to or concerned with CASI, its parent and any of its affiliate's operations, sales, business and affairs, and he shall not, at any time, either during the Term or after the termination of the Executive's employment with CASI, use, disclose or divulge any such information, knowledge or data to any person, firm or corporation (unless CASI no longer treats such information as confidential) other than to CASI or its designees and employees or except as may otherwise be required in connection with the business and affairs of CASI; PROVIDED, HOWEVER, that the Executive may disclose or divulge such information, knowledge or data that is or becomes generally available to the public through no wrongful act on the Executive's part or where such disclosure is legally compelled by judicial or administrative action, provided that the Executive agrees to give CASI prompt notice of any such judicial or administrative action to enable CASI to seek an appropriate protective order.

                  10. INTELLECTUAL PROPERTY. Any idea, invention, design, written material, manual, system, procedure, improvement, development or discovery conceived, developed, created or made by the Executive alone or with others relating to computer integration development tools during the Term and, whether or not patentable or registrable, shall become the sole and exclusive property of CASI. The Executive shall disclose the same promptly and completely to CASI and shall, during the Term and at any time and from time to time hereafter (i) execute all documents requested by CASI for vesting in CASI the entire right, title and interest in and to the same, (ii) execute all documents requested by CASI for filing and prosecuting such applications for patents, trademarks, service marks and/or copyrights as CASI, in its sole discretion, may desire to prosecute, and (iii) give CASI all assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect CASI's right therein and thereto.

                  11. EQUITABLE RELIEF. The parties hereto acknowledge that the Executive's services are unique and that, in the event of a breach or a threatened breach by the Executive of any of his obligations under this Agreement, CASI shall not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by the Executive, CASI shall be entitled to such equitable and injunctive relief as may be available to restrain the Executive and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach from the violation of the provisions hereof. Nothing herein shall be construed as prohibiting CASI from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of the Executive hereunder.

                  12.      EARLY TERMINATION.

                  (a) The Term shall terminate without action on the part of CASI upon the death of the Executive. The Term shall also terminate upon 30 days written notice by CASI to the Executive, (i) in the event that the Executive shall become "permanently incapacitated" (as hereinafter defined); or (ii) for "Cause" (as hereinafter defined). The Term shall also terminate upon written notice by the Executive to CASI for "Good Reason" (as hereinafter defined);

                  (b) For purposes of this Agreement, the Executive shall be deemed permanently incapacitated in the event that the Executive shall, by reason of his physical or mental disability, fail to substantially perform his usual and regular duties for CASI for a period of 120 consecutive days or for an aggregate of 120 days in any consecutive six month period.

                  (c) For purposes of this Agreement, "Cause" shall mean any criminal conviction of the Executive for an offense involving the misappropriation of funds or material property of CASI, or failure of the Executive to devote at least one thousand eight hundred (1,800) hours per year to his duties as President and Chief Executive Officer of CASI (other than for reason of becoming permanently incapacitated), after written notice by the Company providing Executive with an opportunity to cure such failure.

                  (d) For purposes of this Agreement, "Good Reason" shall mean any diminution of the Executive's position, duties, responsibilities or compensation as President and Chief Executive Officer of CASI; or the geographic relocation of the Executive's position as President and Chief Executive Officer of CASI; or the failure of Glasgal to make the capital contribution to CASI set forth in Section 5.1 of the Stockholders' Agreement.

                  (e) In the event the Term is terminated (i) by CASI for Cause, or (ii) by the Executive without Good Reason, CASI shall, within 30 days, pay to the Executive his Base Salary, as adjusted, to and including the date of such termination, any Bonus Payments which would have been earned had the date of Executive's termination been the last day of the calendar year, along with all expense reimbursements due the Executive.

                  (f) Except as provided in the next sentence, in the event the Term is terminated due to the Executive becoming permanently incapacitated, CASI shall, within 30 days, pay to the Executive an amount equal to six months of his Base Salary, as adjusted, to and including the date of such termination, any Bonus Payments which would have been earned had the date of Executive's termination been the last day of the calendar year, along with all expense reimbursement due the Executive. In the event the Term is terminated due to the Executive becoming permanently incapacitated prior to the time Glasgal has obtained disability insurance for the Executive in accordance with Section 5 hereof, CASI shall pay to the Executive the Base Salary for the remainder of the Term, any Bonus Payments which would have been earned had the date of the Executive's termination been the last day of the Term, along with all expense reimbursement due the Executive.

                  (g) In the event the Term is terminated (i) by CASI without Cause, or (ii) by the Executive with Good Reason, CASI shall, within 30 days, pay to the Executive an amount equal to the total of all payments of Base Salary for the remainder of the Term, but in no event shall such payment be less than the amount of one year's Base Salary (such amount in excess of the Base Salary for the term referred to herein as the "Excess Amount"). In addition, the Executive shall be entitled to any remaining Bonus Payments for the remainder of the Term and shall be entitled to the benefits provided pursuant to Section 5 hereof for the remainder of the Term. Any and all stock options held by the Executive at the time of such termination shall automatically vest and become exercisable in full as of the termination date and shall be exercisable until the later of (i) the end of the Term or (ii) the expiration date provided for pursuant to the terms of such stock options, at which time all such options not previously exercised shall expire. In the event that such termination occurs during the last 12 months of the Term, the Excess Amount shall not be part of the lump sum payment but shall be paid to the Executive in equal monthly installments as if the Executive continued to be employed by CASI.

                  13. INSURANCE POLICIES. CASI shall have the right from time to time to purchase, increase, modify or terminate insurance policies on the life of the Executive for the benefit of CASI, in such amounts as CASI shall determine in its sole discretion. In connection therewith, the Executive shall, at such time or times and at such place or places as CASI may reasonably direct, submit himself to such physical examinations and execute and deliver such documents as CASI may deem necessary or desirable.

                  14. ENTIRE AGREEMENT; AMENDMENT. This Agreement, the Stock Purchase Agreement, the Stockholders Agreement and the Registration Rights Agreement constitute the entire agreement of the parties hereto, and any prior agreement between CASI and the Executive is hereby superseded and terminated effective immediately and shall be without further force or effect. No amendment or modification shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought.

                  15. NOTICES. Any notice or other communication required or permitted to be given by this Agreement shall be writing and shall be effectively given if:

                  (a)      delivered personally;
                  (b)      sent by prepaid courier service;

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

                  (c)      sent by registered mail; or
                  (d) sent by prepaid telecopier, telex or other similar means of electronic communication and confirmed by mailing the original document so sent by prepaid mail on the same or following day, in the case of notice to:

                  (i)       the Employee, at:

                            10 Mt. Tamalpais Port
                            Clayton, CA 94517
                            Attention: David Tobey

                            Telecopier No. (510) 673-0482

                  (ii)      CASI, at

                             12477 West Cedar Drive
                             Suite 201
                             Lakewood, Colorado 80228
                             Attention: David Tobey

                             Telecopier No.

                  (iii)      Glasgal, at

                              151 Veterans Drive
                              Northvale, N.J. 07647
                              Attention: Isaac Gaon

                            Telecopier No. (201) 768-2947

or at such other address as the party to whom such notice or other communication is to be given shall have advised the party giving same in the manner provided in this section. Any notice or other communication delivered personally or by prepaid courier service shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a business day such notice or other communication shall be deemed to have been given and received on the next following business day. Any notice or other communication sent by registered mail shall be deemed to have been given and received on the third business day following the date of mailing. Any notice or other communication transmitted by telecopier, telex or other similar form of electronic communication shall be deemed given and received on the day of its transmission provided that such day is a business day and such transmission is completed before 5:00 p.m. on such day, failing which such notice or other communication shall be deemed given and received on the first business day after its transmission. Regardless of the foregoing, if there is a mail stoppage or labor dispute or threatened labor dispute which has

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

affected or could affect normal mail delivery, then no notice or other communication may be delivered by registered mail. If there has been a mail stoppage and if a party sends a notice or other communication by telecopier, telex or other similar means of electronic communication, such party shall be relieved from the obligation to mail the original document in accordance with this section. "Business day" means any day other than a Saturday, a Sunday or a statutory holiday observed in New York City, New York.

                  16. NO ASSIGNMENT; BINDING EFFECT. Neither this Agreement, nor the right to receive any payments hereunder, may be assigned by the Executive. This Agreement shall be binding upon the Executive, his heirs, executors and administrators and upon CASI and Glasgal, their respective successors and assigns.

                  17. WAIVERS. No course of dealing nor any delay on the part of any party hereto in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

                  18.   GOVERNING  LAW.  This   Agreement   shall  be  governed,
interpreted and construed in accordance with the laws of the State of New York, except that body of law relating to choice of laws.

                  19. INVALIDITY. If any clause, paragraph, section or part of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or affect any other clause, paragraph, section or part of this Agreement.

                  20. FURTHER ASSURANCES. Each of the parties shall execute such documents and take such other actions as may be reasonably requested by the other party to carry out the provisions and purposes of this Agreement in accordance with its terms.

                  21. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts which may be by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  22. GUARANTY OF PAYMENT. Glasgal hereby unconditionally guarantees complete and prompt payment of all amounts due to the Executive hereunder. The obligations of Glasgal shall be direct and primary obligations, and the Executive shall not be required to make any demand upon CASI or to pursue or exhaust any of the Executive's rights or remedies against CASI prior to making any demand on or invoking any of the Executive's rights and remedies against Glasgal.

                  23. INDEMNIFICATION. CASI and Glasgal, jointly and severally, shall indemnify the Executive, to the fullest extent permitted by Delaware General Corporation Law, from and against any loss, claim, liability and/or expense incurred for, or by reason of, or arising out of, acts of the Executive as an officer and/or director of Glasgal, CASI or any affiliates of Glasgal or CASI.

                  IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the date first above written.

                            COMPUTER-AIDED SOFTWARE INTEGRATION,
                            INC.


                            By:/s/ DAVID H. TOBEY
                               ----------------------------------
                               Name:  DAVID H. TOBEY
                               Title: PRESIDENT & CEO

                              /S/ DAVID H. TOBEY
                            -------------------------------------
                                        DAVID H. TOBEY


                            GLASGAL COMMUNICATIONS, INC.


                            By: /S/ JAMES M. CACI
                               ----------------------------------
                               Name:  JAMES M. CACI
                               Title: CFO


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